Exhibit 3.4

FILED # C5398-86
DEC 17 1999

CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
BREAKTHROUGH ELECTRONICS, INC.
(Changed herein to “DIGITAL D.J. HOLDINGS, INC.”)

The following Certificate of Amendment to the Articles of incorporation of the above-named corporation is adopted pursuant to the provisions of NRS 78.390. We the undersigned as president and secretary Breakthrough Electronics, Inc., do hereby certify:

That the board of directors of said corporation duly adopted on October 30, 1999, in accordance with NRS 78.315, resolutions to amend the articles of the incorporation as follows:
1.	ARTICLE I shall be amended to read as follows:

   The name of the Corporation shall be:

   DIGITAL DJ HOLDINGS, INC.

2.
By execution of this Certificate of Amendment to the Articles of incorporation, the president and secretary of the Corporation do hereby certify that the foregoing Amendment to the Articles of Incorporation was duly adopted at a special meeting of the shareholders of the Corporation held on November 22, 1999. As of October20, 1999, the record date for such meeting, the number of shares of the Corporation issued and outstanding and entitled to vote on the foregoing amendment to the articles of Incorporation is 710,536, of which a total of 386,250 shares, or in excess of a majority of the outstanding common stock, voted for adoption of the foregoing amendment. And no shares voted against such amendment.

DATED this 9th day of December, 1999.
BREAKTHROUGH ELECTRONICS, INC

By:	/s/ Lawrence A. Sapperstein
Lawrence A. Sapperstein, President

By:	/s/ Lawrence Groberstein
Lawrence Groberstein, Secretary/Treasurer

.